Exhibit 99.1

Catasys Reports Second Quarter 2015 Financial Results

Reports Significant Growth in Enrollment, up 102% over Sequential Quarter

LOS ANGELES, August 17, 2015 -- Catasys, Inc. (OTCQB: CATS), a provider of proprietary big data-based, analytics-driven health management services to health insurers and employers, today reported second quarter financial results for the period ended June 30, 2015.

Second Quarter 2015 Financial and Operational Highlights:

●	The Company reported revenue of $472,000 for Q2 2015, an increase of 51% over the $312,000 reported for Q2 2014

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Sequential second quarter revenue of $472,000 increased by 9% over the $433,000 achieved during the first quarter ended March 31, 2015. Deferred revenue was $853,000 as of June 30, 2015, a sequential quarterly increase of $338,000 or 65% compared to $515,000 as of March 31, 2015.

●	A net loss of ($587,000), or ($0.02) per diluted share, was reported for Q2 2015 versus a net loss of ($27,447,000), or ($1.27) per diluted share, for the same period in 2014

●	Cash and cash equivalents totaled $152,000 as of June 30, 2015, compared to $84,000 as of March 31, 2015

●	Catasys recorded a 102% sequential growth in enrollment in Q2 2015 over Q1 2015

●	A 91% increase in enrollment for the six months ended June 30, 2015 over the first six months ended June 30, 2014.

●	The Company announced a warrant exchange for common stock, which moved Catasys closer to listing requirements for a national exchange and improved shareholders’ equity by $38 million

●	Began enrollment of members with anxiety disorders in its OnTrak program in Kansas, thus expanding the Company’s Commercial Equivalent Lives to 2.3 million

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Co-presented with Humana a poster demonstrating positive results from the OnTrak program, demonstrating that its integrated substance abuse treatment program resulted in higher enrollment, fewer ER visits and inpatient hospitalizations and lower health care costs

●	Announced a contract with Health Alliance Medical Plans to offer the OnTrak program to Illinois members

Rick Anderson, President and COO said, “Our second quarter continued to generate top line growth, showing a 51% increase year-over-year. We are also pleased to report 102% sequential growth in enrollment in the second quarter of 2015 over our first quarter of 2015. Enrollment growth is anticipated to translate to increased revenue and deferred revenue in future quarters as the Company receives monthly fees or fee-for-service payments for these members throughout their term of enrollment. This was a result of expanding our OnTrak program into Illinois with a new health insurer, enrolling members suffering from anxiety disorder into our OnTrak program in Kansas and growth in enrollment for customers launched within the last year. During the quarter, we released results from a one-year retrospective cohort study in which we collaborated with Humana. The study found that our integrated substance abuse treatment program led to higher enrollment, fewer ER visits and inpatient hospitalizations and lower health care costs. Lastly, with the announcement of our warrant exchange, we eliminated an associated liability of approximately $38 million associated with those warrants. This represents an important step in moving the Company towards our goal of meeting the stockholders' equity test for listing on a national exchange. We look forward to keeping our shareholders updated on this progress.”

Second Quarter 2015 Results of Operations

For the second quarter ended June 30, 2015, total revenues increased by 51% to $472,000, compared to $312,000 for the second quarter 2014. The Company also reported $853,000 in deferred revenue, an increase of $338,000 or 65% compared to $515,000 for the first quarter of 2015. Depending on the customer, deferred revenue is either recognized over the course of the 52 week program when fees are received in advance, or annually when savings calculations are completed in cases where fees are subject to achieving savings at least equal to program fees. Catasys has been able to record its deferred revenue as actual revenue during the course of the business cycle, except for limited cases where members terminated from the program early. Total revenue increases were driven by an expansion of our customer base and health plan populations covered under our program.

The Company reported a net loss of ($587,000), or  ($0.02) per basic and diluted share for the second quarter ended June 30, 2015, compared to a net loss of ($27.4 million), or ($1.27) per basic and diluted share, for the second quarter of the prior year.

Total operating expenses for the second quarter 2015 were $2.98 million compared to $2.0 million for same quarter last year, primarily due to the higher cost of healthcare services based on increasing enrollment and non-cash general and administrative expenses.

General and administrative expense increased to $2.4 million for the three months ended June 30, 2015, compared to $1.7 million during the same period in 2014. This was primarily due to non-cash compensation expense for stock option grants to the members of the board of directors.

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak program. Catasys' OnTrak program—contracted with a growing number of health insurers—is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The program utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. Catasys currently operates OnTrak in Florida, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, New Jersey, Oklahoma, West Virginia and Wisconsin. For further information, please visit catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintain existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Catasys Investor Contact:

Andrew Haag

Managing Partner

IRTH Communications

CATS@irthcommunications.com

1-866-976-4784